Herzfeld Credit Income Fund, Inc. SC TO-C

Exhibit 99.1

Herzfeld Credit Income Fund, Inc.

To Conduct a Tender Offer for up to 5% of Outstanding Common Shares

MIAMI BEACH, Fla., August 25, 2025 — Thomas J. Herzfeld Advisors, Inc., an SEC-registered investment advisor, today announced its intention to commence a Tender Offer by Herzfeld Credit Income Fund, Inc. (Nasdaq: HERZ) (the “Fund”) beginning in September 2025, in accordance with the Fund’s ongoing plan to address the Fund’s trading price discount to its net asset value (“NAV”). The Fund’s Board of Directors approved a continuation of the plan that was previously announced on May 31, 2019, and subsequently modified and extended to June 30, 2026 by the Fund’s Board of Directors (the “Plan”).

Under the modified Self-Tender Policy component of the Plan, the Fund has undertaken to commence a tender offer by October 31, 2025 for up to 5% of the Fund’s outstanding shares at 97.5% of NAV if the average discount was greater than 10% for the fiscal year just ended.

The formal offer and detailed terms of the tender offer will be announced in the coming days.

Tender Offer Statement

The above statements are not intended to constitute an offer to participate in any tender offer. Shareholders will be notified of the terms of the tender offer in accordance with the requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act of 1940, as amended, either by publication or mailing or both. The tender offer will be made by an offer to purchase, a related letter of transmittal, and other documents to be filed with the SEC. Shareholders of the Fund should read the offer to purchase and tender offer statement and related exhibits when those documents are filed and become available, as they will contain important information about the tender offer. These and other filed documents will be available to investors for free both at the website of the SEC (www.sec.gov) and from the Fund (www.herzfeld.com/herz).

About Thomas J. Herzfeld Advisors, Inc.

Thomas J. Herzfeld Advisors, Inc., founded in 1984, is an SEC registered investment advisor, specializing in investment analysis and account management in closed-end funds.

More information about the advisor can be found at www.herzfeld.com.

Past performance is no guarantee of future performance. An investment in the Fund is subject to certain risks, including market risk. In general, shares of closed-end funds often trade at a discount from their net asset value and at the time of sale may be trading on the exchange at a price which is more or less than the original purchase price or the net asset value. There can be no assurance that any Share repurchases will reduce or eliminate the discount of the Fund’s market price to the Fund’s net asset value per share. An investor should carefully consider the Fund’s investment objective, risks, charges and expenses. Please read the Fund’s disclosure documents before investing.

Forward-Looking Statements

This press release, and other statements that Thomas J. Herzfeld Advisors, Inc. (“TJHA”) or the Fund may make, may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the Fund’s or TJHA’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions. TJHA and the Fund caution that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and TJHA and the Fund assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. With respect to the Fund, the following factors, among others, could cause actual events to differ materially from forward-looking statements or historical performance: (1) shares of the Fund may trade at a discount from Net Asset Value; (2) the Fund is expose to risks associated with equity and equity-linked securities to the extent that adverse equity market conditions could negatively impact the ability of the borrowers to make payment of interest and/or principal with respect to loans underlying the CLOS in which the Fund invests; (3) as a “non-diversified” investment company, the Fund’s investments involve greater risks than would be the case for a similar diversified investment company (5) the Adviser’s judgment about the attractiveness, relative value or potential appreciation of a particular security or investment strategy may prove incorrect; (7) market disruption risks, including certain events that have had a disruptive effect on the securities markets, generally, such as pandemics, terrorist attacks, war and other geopolitical events, hurricanes, droughts, floods and other natural disasters; (8)risk of investment in CLOs and related securities generally (9) dependence on managers of the CLOs in which the Fund invests (10) risks associated with investing in CLOs generally. Annual and Semi-Annual Reports and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on TJHA’s website at www.herzfeld.com/herz, and may discuss these or other factors that affect the Fund. The information contained on TJHA’s website is not a part of this press release.

Contact:

Tom Morgan

Chief Compliance Officer

Thomas J. Herzfeld Advisors, Inc.

1-305-777-1660